Exhibit 99.1
Victoria’s Secret & Co. Reports First Quarter 2026 Results

•Net Sales Increased 15% to $1.560 Billion, Exceeding Guidance
•Operating Income Increased to $76 Million; Adjusted Operating Income of $80 Million Exceeds Guidance
•VS&Co Raises Full Year 2026 Net Sales Guidance to $7.030-$7.130 Billion and Adjusted Operating Income Guidance to $550-$580 Million

Reynoldsburg, Ohio (June 2, 2026)—Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSXY) today reported financial results for the first quarter ended May 2, 2026.

Hillary Super, VS&Co Chief Executive Officer, said, “We delivered a very strong start to 2026, exceeding top- and bottom-line guidance and continuing the momentum we built in the back half of last year. We drove double-digit sales growth across Victoria’s Secret, PINK, and Beauty, as well as our fourth consecutive quarter of positive comps. Our customer responded strongly to our product innovation, emotionally resonant storytelling, and distinct brand projection, driving double-digit growth in new customer acquisition, increased regular-price selling, and broad-based strength across categories, channels, and geographies. These results reflect the progress we are making against our Path to Potential strategy as we continue to strengthen customer connection, build brand heat, and drive sustainable long-term growth.”

Ms. Super concluded, “We are increasingly confident in the trajectory of the business. Our teams are executing with greater precision and agility, Victoria’s Secret, PINK, and Beauty are gaining cultural relevance and expanding their customer files, and we have a strong pipeline of product launches, partnerships, and brand moments ahead. We believe we are well positioned to continue building momentum and creating shareholder value.”

Scott Sekella, VS&Co Chief Financial and Operating Officer, said, “Our first quarter results reflect disciplined execution across the business, including broad-based gross margin improvement, driven by higher regular-price selling, reduced promotions, and leveraging our buying and occupancy expenses, all despite tariff headwinds. We also delivered SG&A leverage versus last year’s first quarter and EPS growth that outpaced operating income growth. Given our strong first quarter performance and continued momentum in the business, we are raising our fiscal 2026 outlook and remain confident in our ability to drive profitable growth.”

First Quarter 2026 Results
The Company reported net sales of $1.560 billion for the first quarter of 2026, an increase of 15% compared to net sales of $1.353 billion for the first quarter of 2025 and above the previously communicated guidance range of $1.490 billion to $1.525 billion. Total comparable sales for the first quarter of 2026 increased 13%.

The Company reported operating income for the first quarter of 2026 of $76 million compared to operating income of $20 million in the first quarter of 2025. Net income was $48 million, or $0.56 per diluted share, for the first quarter of 2026 compared to net loss of $2 million, or $0.02 per diluted share, for the first quarter of 2025.

Excluding the impact of the adjusted items described at the conclusion of this press release, adjusted operating income for the first quarter of 2026 was $80 million, which was significantly above the previously communicated guidance range of $32 million to $42 million. This result compares to last year’s first quarter adjusted operating income of $32 million. Adjusted net income for the first quarter of 2026 was $51 million, or $0.60 per diluted share, which was significantly above the previously communicated guidance range of $0.20 to $0.30 per diluted share. This result compares to last year’s first quarter adjusted net income of $7 million, or $0.09 per diluted share.

Capital Allocation
The Company repurchased 2.2 million shares of the Company’s common stock for $100 million at an average price of $45.27 per share during the first quarter of 2026. The shares were repurchased under the previously announced share repurchase program approved by the Company’s Board of Directors in March 2024 which authorized the repurchase of up to $250 million of the Company’s common stock. As of May 2, 2026, $150 million remained authorized for purchase.

Second Quarter and Full Year 2026 Outlook
The Company is forecasting net sales for the second quarter of 2026 to be in the range of $1.590 billion to $1.615 billion compared to net sales of $1.459 billion for the second quarter of 2025. At this forecasted level of net sales, operating income for the second quarter of 2026 is expected to be in the range of $90 million to $100 million compared to adjusted operating income of $55 million for the second quarter of 2025.

The Company is now forecasting fiscal year 2026 net sales to be in the range of $7.030 billion to $7.130 billion, an increase compared to the previously communicated guidance range of $6.850 billion to $6.950 billion, and compared to net sales of $6.553 billion in fiscal year 2025. At this forecasted level of net sales, the Company is now forecasting adjusted operating income for fiscal year 2026 to be in the range of $550 million to $580 million, an increase compared to previously communicated guidance range of $430 million to $460 million, and compared to fiscal year 2025 adjusted operating income of $403 million.

Adjusted Financial Information
At the conclusion of this press release, the Company has included a reconciliation of reported to adjusted results.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its first quarter earnings call at 8:30 a.m. Eastern on Tuesday, June 2, 2026. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); passcode 5358727. For an audio replay, call 1-800-839-2204 (international replay number: 1-203-369-3032); passcode 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSXY) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, sleepwear, apparel, sport and swim as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that strive to inspire confidence, spark joy and celebrate sexy. Additionally, Adore Me, our digital intimates brand, serves women across budgets and lifestyles. We are committed to empowering our more than 30,000 associates across a global footprint of approximately 1,420 retail stores in approximately 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our goals, intentions, beliefs and expectations. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” or the negative of these words and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade policies;
•our ability to successfully implement our strategic plan;
•difficulties arising from changes and turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise and product lines successfully;
•our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;

•our ability to incorporate artificial intelligence and other emerging technologies into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts;
◦foreign currency exchange rate fluctuations; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in Southeast Asia and central Ohio;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security and privacy of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit ratings;
•our ability to comply with legal and regulatory requirements; and
•legal, tax, trade and other regulatory matters.

All forward-looking statements are made only as of the date of this press release. Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2026.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
investorrelations@victoria.com	Brooke Wilson
communications@victoria.com

Total Net Sales (Millions):

	First Quarter	First Quarter	% Inc/ (Dec)
	2026	2025
Stores - North America	$802.8	$721.3	11.3%
Direct[1]	469.4	433.2	8.4%
International[2]	287.4	198.4	44.9%
Total	$1,559.6	$1,352.9	15.3%

1 - Beginning in the third quarter of 2025, direct sales in the European Union are reported in our International channel. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel. Direct sales in the European Union reported in the International channel were $17 million in the first quarter of 2026.
2 - Results include consolidated joint venture sales in China, royalties associated with franchise partners’ sales, wholesale sales, and beginning in the third quarter of 2025 direct sales in the European Union. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel. Direct sales in the European Union reported in the International channel were $17 million in the first quarter of 2026.

Comparable Sales Increase (Decrease):

	First Quarter	First Quarter
	2026	2025
Stores and Direct[1]	13%	(1%)
Stores Only[2]	10%	(1%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	1/31/26	Opened	Closed	5/2/26
Company-Operated:
U.S.	766	3	(2)	767
Canada	24	—	—	24
Subtotal Company-Operated	790	3	(2)	791

China Joint Venture:
Beauty & Accessories[1]	20	—	(2)	18
Full Assortment	45	3	(2)	46
Subtotal China Joint Venture	65	3	(4)	64

Partner-Operated:
Beauty & Accessories	350	7	(8)	349
Full Assortment	212	6	(2)	216
Subtotal Partner-Operated	562	13	(10)	565

Adore Me	3	—	—	3
Total	1,420	19	(16)	1,423
1 - Includes five partner-operated stores at 5/2/26.

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
THIRTEEN WEEKS ENDED MAY 2, 2026 AND MAY 3, 2025
(Unaudited)
(In thousands except per share amounts)
	2026	2025
Net Sales	$1,559,591	$1,352,949
Costs of Goods Sold, Buying and Occupancy	(974,643)	(878,724)
Gross Profit	584,948	474,225
General, Administrative and Store Operating Expenses	(508,626)	(454,440)
Operating Income	76,322	19,785
Interest Expense	(14,933)	(17,089)
Other Income	3,076	2,957
Income Before Income Taxes	64,465	5,653
Provision for Income Taxes	7,548	2,878
Net Income	56,917	2,775
Less: Net Income Attributable to Noncontrolling Interest	9,226	4,431
Net Income (Loss) Attributable to Victoria’s Secret & Co.	$47,691	$(1,656)

Net Income (Loss) Per Diluted Share Attributable to Victoria’s Secret & Co.	$0.56	$(0.02)

Weighted Average Shares Outstanding[1]	84,850	79,468
1 - Reported Weighted Average Shares Outstanding in the first quarter of 2025 reflects basic shares due to the Net Loss.

VICTORIA’S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
PERIODS ENDED MAY 2, 2026 AND MAY 3, 2025
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income, net income (loss) attributable to Victoria’s Secret & Co. and net income (loss) per diluted share attributable to Victoria’s Secret & Co. on an adjusted basis for the reported periods provided in this release, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded in the first quarter of 2025 from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The tables below reconcile the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	First Quarter
	2026	2025
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$76,322	$19,785
Organizational Restructuring and Other One-time Items (a)	3,761	5,597
Amortization of Intangible Assets (b)	—	6,284
Adjusted Operating Income	$80,083	$31,666

Reconciliation of Reported to Adjusted Net Income (Loss) Attributable to Victoria’s Secret & Co.
Reported Net Income (Loss) Attributable to Victoria’s Secret & Co. - GAAP	$47,691	$(1,656)
Organizational Restructuring and Other One-time Items (a)	3,761	5,597
Amortization of Intangible Assets (b)	—	6,284
Tax Effect of Adjusted Items	(903)	(3,011)
Adjusted Net Income Attributable to Victoria’s Secret & Co.	$50,549	$7,214

Reconciliation of Reported to Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria’s Secret & Co.
Reported Net Income (Loss) Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$0.56	$(0.02)
Organizational Restructuring and Other One-time Items (a)	0.04	0.05
Amortization of Intangible Assets (b)	—	0.06
Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$0.60	$0.09
Adjusted results exclude the following items:
(a)In the first quarter of 2026 and 2025, we recognized pre-tax net expense of $3.8 million and $5.6 million ($2.9 million and $4.2 million net of tax expense of $0.9 million and $1.4 million, respectively), $2.0 million and $1.8 million included in buying and occupancy expense and $1.8 million and $3.8 million included in general, administrative and store operating expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as other one-time items.
(b)In the first quarter of 2025, we recognized amortization expense of $6.3 million ($4.7 million net of tax expense of $1.6 million) included in general, administrative and store operating expense, related to our definite-lived intangible assets.

VICTORIA’S SECRET & CO.
FORECASTED NON-GAAP FINANCIAL INFORMATION
FORECASTED FULL YEAR ENDING JANUARY 30, 2027
(Unaudited)
(In millions except per share amounts)
Forecasted Full Year 2026
Reconciliation of Forecasted GAAP to Adjusted Operating Income
Forecasted Operating Income - GAAP	$546 to 576
Organizational Restructuring and Other One-time Item (a)	4
Forecasted Adjusted Operating Income	$550 to 580

Reconciliation of Forecasted GAAP to Adjusted Net Income Attributable to Victoria’s Secret & Co.
Forecasted Net Income Attributable to Victoria’s Secret & Co. - GAAP	$362 to 382
Organizational Restructuring and Other One-time Item (a)	4
Tax Effect of Adjusted Items	(1)
Forecasted Adjusted Net Income Attributable to Victoria’s Secret & Co.	$365 to 385

Reconciliation of Forecasted GAAP to Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.
Forecasted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$4.31 to 4.56
Organizational Restructuring and Other One-time Item (a)	0.04
Forecasted Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$4.35 to 4.60
Adjusted forecasted results exclude the following item:
(a)In the first quarter of 2026, we recognized pre-tax net expense of $3.8 million ($2.9 million net of tax expense of $0.9 million), $2.0 million included in buying and occupancy expense and $1.8 million included in general, administrative and store operating expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as another one-time item.